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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-109575 of The PNC Financial Services Group, Inc. on Form S-4 of our report dated February 17, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for goodwill and other intangible assets), incorporated by reference in the Annual Report on Form 10-K of The PNC Financial Services Group, Inc. for the year ended December 31, 2002, as amended, and to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus, which is part of this Registration Statement.



                                          /s/ DELOITTE & TOUCHE LLP


Pittsburgh, Pennsylvania
October 28, 2003